EXHIBIT 16.1

MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS & ADVISORS
PCAOB REGISTERED

June 9, 2009

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Moore & Associates, Chartered was previously principal accountant for Jamaica Jim Inc., (the "Company") and reported on the financial statements of the Company for the years ended September 30, 2008 and 2007 and has reviewed the quarterly financial statements through March 31, 2009.  Effective June 8, 2009, we were dismissed by the Company as principal accountants.  We have read the Company's statements included under Item 4.01 of its Form 8-K dated June 8, 2009, and we agree with such statements contained therein.

Sincerely,

/s/ Moore & Associates, Chartered

Moore & Associates, Chartered
June 9, 2009

6490 West Desert Inn Rd, Las Vegas, NV 89128 (702)253-7511 Fax: (702)253-7501